Exhibit 99.2
Hercules Offshore Announces Public Offering of Common Stock
HOUSTON, September 23, 2009 — Hercules Offshore, Inc. (Nasdaq: HERO) today announced its intention, subject to market conditions, to publicly offer up to 17.5 million shares of common stock in an underwritten public offering. The underwriters for the offering will also have the option to purchase up to 2,625,000 additional shares of common stock on the same terms and conditions to cover over-allotments, if any. The Company intends to use the net proceeds from the offering, including any net proceeds from the underwriters’ exercise of their over-allotment option, to repay a portion of the indebtedness outstanding under the Company’s term loan facility and for general corporate purposes, which may in the future include repaying indebtedness, among other things.
Morgan Stanley & Co. and UBS Investment Bank are serving as Joint Bookrunning Managers of the offering. The offering is being made pursuant to an effective registration statement. A copy of the preliminary prospectus supplement and related base prospectus for the offering may be obtained on the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting:
Morgan Stanley & Co.
Attn: Prospectus Department
180 Varick Street 2/F
New York, New York 10014
Telephone: 888-827-7275 or email prospectus@morganstanley.com
UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue
New York, New York 10171
Telephone: 888-827-7275
This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above. An offering of any such securities will be made only by means of a prospectus supplement and related prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
This press release includes forward-looking statements, which give Hercules’ current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors”

and elsewhere in its most recent report on Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Stephen M. Butz
Vice President Finance and Treasurer
713-350-8315
Craig M. Muirhead
Assistant Treasurer
713-350-8346